Exhibit 4.4

EXECUTION VERSION

Dated this 14th day of January, 2011

21VIANET GROUP, INC.

AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT

1.	DEFINITIONS	4

2.	RESTRICTIONS ON TRANSFERS OF SHARES	9

3.	RIGHTS OF REFUSAL	9

4.	RIGHTS OF CO-SALE	11

5.	RIGHTS AS A HOLDER	13

6.	NON-EXERCISE OF RIGHTS	13

7.	PROHIBITED TRANSFERS	14

8.	LIMITATIONS TO RIGHTS OF REFUSAL AND CO-SALE	15

9.	RESTRICTION ON FOUNDERS’ AND EXISTING SHAREHOLDERS’ RIGHTS TO TRANSFER	15

10.	RIGHT OF THE COMPANY TO ACQUIRE SHARES FROM EXISTING SHAREHOLDER	16

11.	DRAG ALONG RIGHTS	16

12.	RIGHTS OF FIRST OFFER	16

13.	SHAREHOLDING	18

14.	BOARD REPRESENTATION AND BOARD OF DIRECTORS	18

15.	PROCEEDINGS OF BOARD OF DIRECTORS	20

16.	INCENTIVE AND BONUS SCHEMES	21

17.	VOTING RIGHT	21

18.	COVENANTS	24

19.	PUBLIC OFFERING, TRADE SALE	29

20.	NON-COMPETITION / NON-SOLICITATION	29

21.	MISCELLANEOUS	30

EXHIBIT A – LIST OF EXISTING SHAREHOLDERS AND FOUNDERS		57

EXHIBIT B – LIST OF PREFERRED SHAREHOLDERS		58

EXHIBIT C – SHAREHOLDINGS AS OF THE DATE OF THIS AGREEMENT		59

EXHIBIT D – FORM OF DEED OF ADHERENCE		61

EXHIBIT E – PFIC QUESTIONNAIRE		63

EXHIBIT F – FORM OF JOINDER		66

This AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT (this “Agreement”) dated this 14th day of January, 2011 is made

BY AND AMONG

(A)	21VIANET GROUP, INC., a company incorporated under the laws of the Cayman Islands (the “Company”) whose registered office is at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104 Cayman Islands;

(B)	The entities whose names are set out in the column designated “Existing Shareholders” under Part 1 of Exhibit A (each an “Existing Shareholder” and collectively the “Existing Shareholders”);

(C)	The persons whose names are set out in the column designated “Founders” under Part 2 of Exhibit A (each a “Founder” and collectively the “Founders”);

(D)	The entities named in Part I of Exhibit B as the holders of Series A Preferred Shares (collectively, the “Series A Preferred Shareholders”);

(E)	The entities named in Part II of Exhibit B as the holders of Series B Preferred Shares (collectively, the “Series B Preferred Shareholders”); and

(F)	The entities named in Part III of Exhibit B as the holders of Series C Preferred Shares (collectively, the “Series C Preferred Shareholders”).

The Series A Preferred Shareholders, Series B Preferred Shareholders and Series C Preferred Shareholders are collectively referred to herein as the “Preferred Shareholders” and individually as a “Preferred Shareholder”).

WITNESSETH

WHEREAS the Company was formerly a wholly-owned subsidiary of aBitCool Inc., a company incorporated under the laws of the Cayman Islands (“aBitCool”);

WHEREAS the Company has effected a restructuring (the “Restructuring”) whereby it has (i) adopted the Amended and Restated Memorandum and Articles of Association, (ii) repurchased all its outstanding shares held by aBitCool and (iii) issued Ordinary Shares and Preferred Shares to the shareholders of aBitCool in the same proportion, class and series as their respective shareholdings in aBitCool;

WHEREAS, in light of the Restructuring, the Company, the Existing Shareholders, the Founders, the Series A Preferred Shareholders and the Series B Preferred Shareholders have entered into a Shareholders’ Agreement on October 31, 2010 (the “Existing Shareholders’ Agreement”) to regulate their rights and obligations in respect of the Company;

WHEREAS, the Company and the Series C Preferred Shareholders entered into a Series C Preferred Shares Subscription Agreement on December 31, 2010, pursuant to which the Series C Preferred Shareholders agree to purchase from the Company 3,188,291 Series C1 Preferred Shares; and

WHEREAS, in light of the Series C Preferred Shareholders’ purchase for, and the Company’s issuance of the abovementioned Series C Preferred Shares, the parties hereto wish to amend and restate the Existing Shareholders’ Agreement as set forth herein as regards to their rights and obligations in respect of the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties agree as follows:

1.	DEFINITIONS

(a)	In this Agreement, including the Recitals and Exhibits (which form part of this Agreement), the following expressions, except where the context otherwise requires, shall have the following meanings:

“aBitCool Shareholders’ Agreement”

means the Fourth Amended and Restated Shareholders’ Agreement, dated April 1, 2008, by and among aBitCool and the other parties listed therein, as amended and restated from time to time.

“Affiliate”

means in respect of any specified person or entity, a person who directly or indirectly Controls, is Controlled by or under Common control with such specified person or entity.

“Articles”

means the Second Amended and Restated Memorandum and Articles of Association of the Company, as the same may be further amended from time to time after the date hereof.

“Board” or “Board of Directors”

means the board of Directors of the Company.

“Control”

means, in relation to any person at any time, the power (whether directly or indirectly and whether by ownership of share capital, possession of voting power, contract or otherwise) to appoint the majority of the members of the governing body or management, or otherwise to control the affairs and policies of that other person.

(The terms “Controlling” and “Controlled” having meanings correlative to the foregoing.)

“Directors”

means the directors of the Company.

“Equity Securities”

means any securities of the Company now or hereafter owned or held by a Holder, or any securities evidencing an ownership interest in the Company, or any securities convertible into or exercisable for any shares of the foregoing, or any agreement or commitment to issue any of the foregoing.

“First Subscription Agreement”

has the meaning set forth in the aBitCool Shareholders’ Agreement.

“Group”

means the Company and all of its Subsidiaries; and “Group Company” means any one of them.

“Holders”

means the Existing Shareholders, the Preferred Shareholders and any other person(s) who have acquired Equity Securities from any of such persons or their transferees or assignees or from the Company in accordance with the provisions of this Agreement and who have executed and delivered a deed of adherence to be bound by this Agreement.

“Hong Kong”

means the Hong Kong Special Administrative Region of the PRC.

“Ordinary Shares”

means the ordinary shares of US$0.0001 par value each in the capital of the Company, having the terms and conditions set forth in the Articles.

“PRC”

means the People’s Republic of China.

“Preferred Shares”

means the Series A1 Preferred Shares, Series A2 Preferred Shares, Series A3 Preferred Shares, Series B1 Preferred Shares, Series B2 Preferred Shares and Series C Preferred Shares.

“Qualified IPO”

mean an underwritten initial public offering of Ordinary Shares that has been registered under the relevant Securities Act and on a stock exchange that is to the satisfaction of the Board of Directors with post money valuation of no less than US$ 400 million and for gross proceeds of at least US$80 million (including primary and secondary shares if any).

“Securities Act”

means the United States Securities Act of 1933, as amended, or, where reference to the term is in connection with a public offering the term shall include comparable securities laws and regulations of any non-U.S. jurisdiction.

“Series A Preferred Shares”

means the Series A1 Preferred Shares, the Series A2 Preferred Shares, and the Series A3 Preferred Shares.

“Series A1 Preferred Shares”

means the Series A1 preferred shares of US$0.0001 par value each in the capital of the Company having the terms and conditions set forth in the Articles.

“Series A2 Preferred Shares”

means the Series A2 preferred shares of US$0.0001 par value each in the capital of the Company having the terms and conditions set forth in the Articles.

“Series A3 Preferred Shares”

means the Series A3 preferred shares of US$0.0001 par value each in the capital of the Company having the terms and conditions set forth in the Articles.

“Series B Preferred Shares”

means the Series B1 Preferred Shares and the Series B2 Preferred Shares.

“Series B1 Preferred Shares”

means the redeemable Series B1 preferred shares of US$0.0001 par value each in the capital of the Company having the terms and conditions set forth in the Articles.

“Series B2 Preferred Shares”

means the redeemable Series B2 preferred shares of US$0.0001 par value each in the capital of the Company having the terms and conditions set forth in the Articles.

“Series C Preferred Shares”

means the Series C1 Preferred Shares and the Series C2 Preferred Shares.

“Series C1 Preferred Shares”

means the redeemable Series C1 preferred shares of US$0.0001 par value each in the capital of the Company having the terms and conditions set forth in the Articles.

“Series C2 Preferred Shares”

means the redeemable Series C2 preferred shares of US$0.0001 par value each in the capital of the Company having the terms and conditions set forth in the Articles.

“Subscription Agreements”

has the meaning set forth in the aBitCool Shareholders’ Agreement.

“Subsidiary”

includes any and all entities the financial results of which should be consolidated into the Company’s financial results under the generally accepted accounting principles in the United States, including the Company’s direct or indirect subsidiaries and affiliated entities.

“Trade Sale”

means (a) the sale, lease or other disposition (in one or a series of related transactions) of all or substantially all of the Company’s assets to one entity or a group of entities acting in concert, including a sale (or multiple related sales) of one or more Subsidiaries (whether by way of merger, consolidation, recapitalization, reclassification, reorganization or sale of all or substantially all of the assets or securities) which constitute all or substantially all of the consolidated assets or business of the Company, (b) the sale, exchange or transfer, in one or a series of related transactions, of a majority of the outstanding share capital of the Company to one entity or a group of entities acting in concert, under circumstances in which the holders of a majority in voting power of the outstanding share capital of the Company immediately prior to such transaction beneficially own less than a majority in voting power of the outstanding share capital of the Company or the acquiring entity immediately following such transaction, or (c) a merger, consolidation, amalgamation, recapitalization, reclassification, reorganization or similar business combination transaction involving the Company under circumstances in which holders of a majority in voting power of the share capital of the Company immediately prior to such transaction beneficially own less than a majority in voting power of the outstanding share capital of the Company, or the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction.

“Transfer”

shall include any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers pursuant to divorce or legal separation, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntarily, involuntarily or by operation of law, directly or indirectly, of any of the Equity Securities.

“United States” or “U.S.”

means the United States of America.

“US Dollar” or “US$”

means the lawful currency of the United States.

(b)	In this Agreement, save where the context otherwise requires:

(i)	words in the singular shall include the plural, and vice versa; and reference to one gender shall include all genders;

(ii)	a reference to a person shall include a reference to a firm, a corporation, an unincorporated association or to a person’s executors or administrators;

(iii)	a reference to a section, sub-section and Exhibit shall be a reference to a section, sub-section and Exhibit (as the case may be) of or to this Agreement;

(iv)	references to any legal term for any action, remedy, proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than Hong Kong be deemed to include what most nearly approximates in that jurisdiction to the Hong Kong legal term;

(v)	a reference to a “majority” of the Preferred Shareholders means (i) if there are more than two Preferred Shareholders, the Preferred Shareholder(s) holding more than 50% of the aggregate nominal value of all Equity Securities held by all the Preferred Shareholders; and (ii) if there are not more than two Investors, all the Preferred Shareholder(s); and

(vi)	a reference to “deed of adherence” means the deed in the form or substantially in the form as set out in Exhibit D.

2.	RESTRICTIONS ON TRANSFERS OF SHARES

The Holders will not Transfer all, or any part of, or any interest in, Equity Securities except as set forth in this Agreement. Any Transfer of Equity Securities not made in conformance with this Agreement shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company.

3.	RIGHTS OF REFUSAL

(a)	Transfer Notice

If at any time a Holder (the “Selling Holder”) proposes to Transfer Equity Securities and has received a firm offer from prospective transferee(s), the Selling Holder shall give the Company and all the other Holders (“Entitled Holders”) written notice of the Selling Holder’s intention to make the Transfer (the “Transfer Notice”). The Transfer Notice shall include (i) a description of the Equity Securities to be transferred (the “Offered Shares”), (ii) the identity of the prospective transferee(s) and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Selling Holder has received a firm offer from the prospective transferee(s) and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

(b)	Holders’ Right of First Refusal

(i)	Each Entitled Holder shall have an option for a period of fourteen (14) days from receipt of the Transfer Notice to elect to purchase the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice. Each Entitled Holder may exercise such purchase option and, thereby, purchase all or any portion of the Offered Shares by notifying the Selling Holder in writing before expiration of such fourteen (14) day period as to the number of such shares which such Entitled Holder (a “Participating Holder”) wishes to purchase. To the extent one or more Entitled Holders exercise such purchase option, the number of Offered Shares that such Entitled Holder may purchase shall be correspondingly reduced to such Entitled Holder’s pro rata share of the Offered Shares. Each Entitled Holder’s “pro rata share” of the Offered Shares shall be a fraction of the Offered Shares, of which the number of Ordinary Shares (including Ordinary Shares issuable upon conversion of Preferred Shares) owned by such Entitled Holder on the date of the Transfer Notice shall be the numerator and the total number of Ordinary Shares (including Ordinary Shares issuable upon conversion of Preferred Shares) held by all Entitled Holders on the date of the Transfer Notice shall be the denominator.

(ii)	In the event any Entitled Holder elects not to purchase its pro rata share of the Offered Shares available pursuant to its rights under Section 3(b)(i) within the time period set forth therein, then the Selling Holder shall promptly give written notice to each of the Participating Holders (the “Overallotment Notice”), which shall set forth the number of Offered Shares not purchased by the other Entitled Holders, and shall offer the Participating Holders the right to acquire the unsubscribed shares. Each Participating Holder shall have seven (7) days after receipt of the Overallotment Notice to deliver a written notice to the Selling Holder of its election to purchase its pro rata share of the unsubscribed shares on the same terms and conditions as set forth in the Transfer Notice. For the purposes of this Section 3(b)(ii), the denominator described in subsection (i) of this Section 3(b) shall be the total number of Ordinary Shares (including Ordinary Shares issuable upon conversion of the Preferred Shares) owned by all Participating Holders on the date of the Transfer Notice.

(iii)	Each Participating Holder which is a venture capital fund shall be entitled to apportion the shares to be purchased among its partners, members, Affiliates and related parties (including other venture capital funds affiliated with such fund), provided that such Participating Holder notifies the Selling Holder of such allocation.

(iv)	The Participating Holders shall effect the purchase of the Offered Shares with payment by check or wire transfer, against delivery of the Offered Shares, to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than forty five (45) days after receipt by the Entitled Holders of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third-party transferee(s) or unless the value of the purchase price has not yet been established pursuant to Section 3(e).

(c)	Additional Transfer Notice

Subject to the Entitled Holders’ rights set forth in Section 3(b), if at any time a Selling Holder proposes a Transfer, then, after the Entitled Holders have declined to purchase all or any portion of the Offered Shares, the Selling Holder shall give the Company an “Additional Transfer Notice” which shall include all of the information and certifications required in a Transfer Notice and shall additionally identify the Offered Shares which the Entitled Holders have declined to purchase (the “Remaining Shares”).

(d)	Company’s Right of First Refusal

(i)	The Company shall have an option, subject to compliance of applicable law for a period of fourteen (14) days from the Company’s receipt of the Additional Transfer Notice from the Selling Holder to elect to purchase all or any portion of the Remaining Shares subject to the same material terms and conditions as described in the Additional Transfer Notice, by notifying the Selling Holder in writing, before expiration of the fourteen (14) day period as to the number of such shares which the Company wishes to purchase.

(ii)	If the Company gives the Selling Holder notice that it desires to purchase such shares, then payment for the Remaining Shares shall be by check or wire transfer, against delivery of the Remaining Shares to be purchased, at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than forty five (45) days after receipt by the Company of the Additional Transfer Notice, unless the Additional Transfer Notice contemplated a later closing with the prospective third-party transferee(s) or unless the value of the purchase price has not yet been established pursuant to Section 3(e).

(e)	Valuation of Property

Should the purchase price specified in the Transfer Notice or Additional Transfer Notice be payable in property other than cash or evidences of indebtedness, the Participating Holders (or the Company, as the case may be) shall have the right to pay the purchase price in the form of cash equal in amount to the value of such property. If the Selling Holder and the Participating Holders (or the Company, as the case may be) cannot agree on such cash value within ten (10) days after the Participating Holders’ receipt of the Transfer Notice (or the Company’s receipt of the Additional Transfer Notice), the valuation shall be made by an appraiser of recognized standing selected by the Selling Holder and the Participating Holders (or the Company, as the case may be) or, if they cannot agree on an appraiser within twenty (20) days after the Participating Holders’ receipt of the Transfer Notice (or the Company’s receipt of the Additional Transfer Notice), each shall select an appraiser of recognized standing and the two appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value. The cost of such appraisal shall be shared equally by the Selling Holder and the Participating Holders (and/or the Company, as the case may be), with that portion of the cost borne by the Participating Holders (and/or the Company, as the case may be) borne pro rata by each based on the number of shares such parties were interested in purchasing pursuant to this Section 3. If the time for the closing of the Participating Holders’ purchase or the Company’s purchase has expired but for the determination of the value of the purchase price offered by the prospective transferee(s), then such closing shall be held on or prior to the third business day after such valuation shall have been made pursuant to this subsection.

4.	RIGHTS OF CO-SALE

(a)	To the extent the Company and the Entitled Holders do not exercise their respective rights of refusal as to all of the Offered Shares pursuant to Section 3, then each holder of any Preferred Share (a “Co-Selling Holder” for purposes of this Section 4) that notifies the Selling Holder in writing within thirty (30) days after receipt of the Transfer Notice referred to in Section 3(a), shall have the right to participate in such sale of Equity Securities to the prospective transferee identified in the Transfer Notice and on the same terms and conditions as specified in such Transfer Notice. Such Co-Selling Holder’s notice to the Selling Holder shall indicate the number of shares of Equity Securities the Co-Selling Holder wishes to sell under such Co-Selling Holder’s right to participate. This right of co-sale shall not apply with respect to Offered Shares sold or to be sold to Participating Holders and/or the Company pursuant to Section 3.

(b)	Each Co-Selling Holder may sell all or any part of that number of shares of Equity Securities equal to the product obtained by multiplying (i) the aggregate number of shares of Equity Securities covered by the Transfer Notice and not sold pursuant to Section 3 by (ii) a fraction, the numerator of which is the number of Ordinary Shares (including Ordinary Shares issuable upon conversion of the Preferred Shares) owned by the Co-Selling Holder on the date of the Transfer Notice and the denominator of which is the total number of Ordinary Shares (including Ordinary Shares issuable upon conversion of the Preferred Shares) owned by the Selling Holder and all of the Co-Selling Holders on the date of the Transfer Notice, up to a maximum number equal to the number of Offered Shares indicated in the Transfer Notice under Section 3 minus the number of shares of Equity Securities to be purchased by the Company and the other Participating Holders pursuant to Section 3.

(c)	Each Co-Selling Holder shall effect its participation in the sale by promptly delivering to the Selling Holder for transfer to the prospective transferee one or more share certificates together with the duly executed instrument of transfer thereof), which represent:

(i)	the type and number of shares of Equity Securities which such Co-Selling Holder elects to sell; or

(ii)	that number of shares of Equity Securities that are at such time convertible into the number of Ordinary Shares which such Co-Selling Holder elects to sell; provided, however, that, in the case of Preferred Shares, if the prospective third-party transferee objects to the delivery of Preferred Shares in lieu of Ordinary Shares, such Co-Selling Holder shall convert such Preferred Shares into Ordinary Shares and deliver Ordinary Shares as provided in this subsection (c). The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the transferee and contingent on such transfer.

(d)	The share certificate or certificates (together with the duly executed instrument of transfer thereof) that the Co-Selling Holder delivers to the Selling Holder pursuant to subsection (c) above shall be transferred to the prospective transferee in consummation of the sale of the Equity Securities pursuant to the terms and conditions specified in the Transfer Notice, and the Selling Holder shall concurrently therewith remit to such Co-Selling Holder that portion of the sale proceeds to which such Co-Selling Holder is entitled by reason of its participation in such sale. To the extent that any prospective transferee or transferees prohibits such assignment or otherwise refuses to purchase shares or other securities from a Co-Selling Holder exercising its rights of co-sale hereunder, the Selling Holder shall not sell to such prospective transferee or transferees any Equity Securities unless and until, simultaneously with such sale, the Selling Holder shall purchase such shares or other securities from such Co-Selling Holder for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice.

5.	RIGHTS AS A HOLDER

(a)	Any Transfer between Holders (or between a Holder and the Company, as the case may be) pursuant to this Agreement shall be effected by the transferor selling as beneficial owner of the relevant Equity Securities free and clear of all liens, charges and encumbrances, and together with all rights attaching thereto.

(b)	If the Company or any Participating Holder exercises its right of refusal to purchase the Offered Shares, then, upon the date that the notice of such exercise by the Company or any Participating Holder is deemed delivered to the Selling Holder, the Selling Holder will have the right to receive payment for the Offered Shares from the Company or such Participating Holder, as the case may be, in accordance with the terms of this Agreement, and the Selling Holder will forthwith cause all certificate(s) evidencing such Offered Shares (together with the duly executed instrument of transfer thereof) to be surrendered for Transfer to the Company or such Participating Holder, as the case may be.

6.	NON-EXERCISE OF RIGHTS

(a)	To the extent that the Company and the Entitled Holders have not exercised their rights to purchase the Offered Shares within the time periods specified in Section 3 and the holder(s) of Preferred Shares has not exercised its rights to participate in the sale of the Equity Securities within the time periods specified in Section 4, the Selling Holder shall have a period of thirty (30) days from the expiration of such rights in which to sell the Remaining Shares upon terms and conditions (including the purchase price) no more favorable than those specified in the Transfer Notice to the third-party transferee(s) identified in the Transfer Notice. In the event the Selling Holder does not consummate the sale or disposition of the Remaining Shares within the thirty (30) day period from the expiration of these rights, the Company and the Entitled Holders’ refusal rights and the co-sale rights of the Holder(s) of Preferred Shares shall continue to be applicable to any subsequent disposition of the Offered Shares or the Remaining Shares by the Selling Holder until such right lapses in accordance with the terms of this Agreement. Furthermore, the exercise or non-exercise of the rights of the Company and the Entitled Holders under this Agreement to purchase Equity Securities from the Selling Holder, or the exercise or non-exercise of the rights of the holder(s) of Preferred Shares to participate in sales of Equity Securities by the Selling Holder, shall not adversely affect their rights to make subsequent purchases from the Selling Holder of Equity Securities or subsequently participate in sales of Equity Securities by the Selling Holder.

(b)	Any third-party transferee (if not already bound by the provisions of this Agreement) acquiring Equity Securities from any Holder pursuant to the provision of this Agreement (including Section 9) shall execute and deliver a deed of adherence whereupon such transferee shall be bound by and shall be entitled to the benefit of this Agreement as if it were an original party and “Holder” and (i) in the event of Ordinary Shares being acquired from an Existing Shareholder, “Existing Shareholder” hereunder or (ii) in the event of Preferred Shares being acquired from a Preferred Shareholder “Preferred Shareholder” hereunder.

7.	PROHIBITED TRANSFERS

(a)	In the event the Selling Holder should sell any Equity Securities in contravention of the co-sale rights of the Co-Selling Holders under Section 4 (a “Prohibited Transfer”), the Co-Selling Holders, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the right provided in Section 7(b) below, and the Selling Holder shall be bound by the applicable provisions of such right.

(b)	In the event of a Prohibited Transfer, a Co-Selling Holder shall have the right to sell to the Selling Holder the type and number of shares of Equity Securities equal to the number of shares such Co-Selling Holder would have been entitled to transfer to the third-party transferee(s) under Section 4 hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

(i)	The price per share at which the shares are to be sold to the Selling Holder shall be equal to the price per share paid by the third-party transferee(s) to the Selling Holder in the Prohibited Transfer. The Selling Holder shall also reimburse such Co-Selling Holder for any and all fees and expense, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of such Co-Selling Holder’s rights under Section 4.

(ii)	Within ninety (90) days after the later of the dates on which such Holder (A) received notice of the Prohibited Transfer or (B) otherwise became aware of the Prohibited Transfer, each Co-Selling Holder shall, if exercising the option created hereby, deliver to the Selling Holder the certificate or certificates representing shares to be sold together with the duly executed instrument of transfer thereof.

(iii)	The Selling Holder shall, upon receipt of the certificate or certificates for the shares to be sold by such Co-Selling Holder together with the duly executed instrument of transfer thereof, pursuant to this Section 7, pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in subsection (b)(i) above, in cash or by other means acceptable to such Co-Selling Holder.

(iv)	Notwithstanding the foregoing, any attempt by the Selling Holder to Transfer Equity Securities in violation of Section 4 hereof shall be void and the Company agrees it will not effect such a Transfer nor will it treat any alleged transferee(s) as the Holder of such shares without the written consent of the (i) the Holder(s) of not less than 51% of all outstanding Series A Preferred Shares; (ii) Holder(s) of not less than 51% of all outstanding Series B Preferred Shares; and (iii) Holder(s) of not less than 51% of all outstanding Series C Preferred Shares.

8.	LIMITATIONS TO RIGHTS OF REFUSAL AND CO-SALE

Notwithstanding the provisions of Sections 2, 3 and 4 of this Agreement, Equity Securities of a Holder may be Transferred:

(a)	by a Holder of Preferred Shares that is (i) a partnership transferring to its partners or former partners in accordance with partnership interests; (ii) a corporation transferring to its wholly-owned subsidiary or its parent corporation that owns all of its share capital; (iii) a limited liability company transferring to its members or former members in accordance with their interest in it; (iv) an individual transferring to his/her family member or trust for the benefit of himself/herself; or (v) an investment fund to its Affiliates fund; provided that in each case the transferee will agree in writing to be subject to the terms of this Agreement to the same extent as if it were the original holder of such Preferred Shares; or

(b)	with the consent in writing of the Company and the Holders holding not less than 75% of the Ordinary Shares (including Ordinary Shares issuable upon conversion of the Preferred Shares) outstanding; provided, however, that such written consent must include the consent of: (i) the Holder(s) of not less than 51% of all outstanding Series A Preferred Shares; (ii) Holder(s) of not less than 51% of all outstanding Series B Preferred Shares; and (iii) Holder(s) of not less than 51% of all outstanding Series C Preferred Shares.

9.	RESTRICTION ON FOUNDERS’ AND EXISTING SHAREHOLDERS’ RIGHTS TO TRANSFER

Notwithstanding anything to the contrary herein contained or in the Articles:

(a)	no Founder shall Transfer his direct or indirect shares or interest (if any) in any Existing Shareholder (irrespective of whether such shares or interest are held by him as at the date hereof or to be acquired by him in future);

(b)	no Existing Shareholder shall Transfer any of its Equity Securities in the Company; and

(c)	without prejudice to sub-paragraph (b) of this Section 9, no Existing Shareholder shall Transfer any of its Equity Securities to any competitor of any Group Company;

without the prior written consent from (i) the Holder(s) of not less than 51% of all outstanding Series A Preferred Shares; (ii) Holder(s) of not less than 51% of all outstanding Series B Preferred Shares; and (iii) Holder(s) of not less than 51% of all outstanding Series C Preferred Shares. Subject to such prior written consent, any Transfer by any of the Existing Shareholders of any of its Equity Securities in the Company will still be subject to the right of first refusal under Section 3 and the right of co-sale under Section 4 of this Agreement unless such Transfer is to its Affiliate or its shareholder who is not a competitor of any Group Company.

10.	RIGHT OF THE COMPANY TO ACQUIRE SHARES FROM EXISTING SHAREHOLDER

If any Founder terminates his employment with the Group, the Company shall have an option to purchase, and require the Existing Shareholder owned or controlled by such Founder (including Fast Horse Technology Limited) to Transfer any or all of its Equity Securities to the Company at the cost of such securities to such Existing Shareholder.

11.	DRAG ALONG RIGHTS

Subject to the written approval from (i) Holder(s) of not less than 51% of all outstanding Series C Preferred Shares; and (ii) Holder(s) of not less than 51% of all outstanding Preferred Shares (voting as a single class), in the event of the Company receiving a bona fide offer to purchase all or substantially all of the assets of the Group or all or substantially all of the outstanding shares of the Company (a “Drag Along Transaction”), each Holder hereby agrees to (i) execute all necessary agreements and take all reasonable actions as may be reasonably required in connection with the Drag Along Transaction or the consummation thereof, (ii) sell any shares held by such Holder in the Drag Along Transaction, and (iii) not exercise any dissenter’s rights of appraisal that such Holder may otherwise be entitled to with respect to such Drag Along Transaction.

12.	RIGHTS OF FIRST OFFER

Subject to the terms and conditions specified in this Section 12, each Holder shall have a right of first offer to purchase its Pro Rata Share (as hereinafter defined) with respect to future sales or issuances by the Company of its New Shares (as hereinafter defined). In the case of a holder of Preferred Shares, it shall be entitled to apportion the right of first offer hereby granted to it among itself and its partners and Affiliates in such proportions as it deems appropriate. For purposes of this Section 12 only, “Pro Rata Share” shall mean the ratio of (x) the number of Ordinary Shares (including Ordinary Shares issuable upon conversion of Preferred Shares or upon the exercise of all outstanding options and warrants (if any)) then owned by such Holder to (y) the total number of Ordinary Shares (including Ordinary Shares issuable upon conversion of Preferred Shares or upon the exercise of all outstanding options and warrants (if any)) then owned by all Holders as calculated immediately prior to the issuance of the New Shares.

Each time the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of, any class of its share capital (“New Shares”), the Company shall first make an offering of such New Shares to all the Holders in accordance with the following provisions.

(a)	The Company shall deliver a notice in accordance with Section 20(c) (“Offer Notice”) to each Holder stating (i) its bona fide intention to offer such New Shares, (ii) the number of such New Shares to be offered, and (iii) the price and terms upon which it proposes to offer such New Shares.

(b)	By written notification received by the Company, within twenty (20) calendar days after receipt of the Offer Notice, a Holder may elect to purchase, at the price and on the terms specified in the Offer Notice, up to such Holder’s Pro Rata Share. If a Holder elects not to exercise its right to purchase such New Shares (the “Unsubscribed Shares”) within such 20-day period, the Company shall promptly inform in writing those Holders who elect to exercise their rights to purchase and such Holders will have an additional seven (7) days to exercise an over allotment right to purchase the remaining Unsubscribed Shares, according to their Pro Rata Share.

(c)	If all New Shares referred to in the Offer Notice that the Holders are entitled to purchase pursuant to this Section 12 are not elected to be purchased as provided therein, the Company may, during the 60-day period following the expiration of the period provided in Section 12(b), offer the Unsubscribed Shares that were not purchased, either directly or indirectly or by virtue of an exercise of the over allotment right the Holders have pursuant to this Section 12 to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Shares within such period, or if such agreement is not consummated within ninety (90) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Shares shall not be offered unless first reoffered to all the Holders in accordance herewith.

(d)	Save with the prior written consent of (i) the Holder(s) of not less than 51% of all outstanding Series A Preferred Shares; (ii) Holder(s) of not less than 51% of all outstanding Series B Preferred Shares; and (iii) Holder(s) of not less than 51% of all outstanding Series C Preferred Shares, any person or persons who purchased the Unsubscribed Shares pursuant to Section 12(c) (if not already bound by the provisions of this Agreement) shall execute and deliver a deed of adherence whereupon such person or persons shall be bound by and shall be entitled to the benefit of this Agreement as if it were an original party and Holder hereunder.

(e)	The right of first offer in this Section 12 shall not be applicable to:

(i)	Ordinary Shares issued or issuable to officers, directors and employees of, or consultants to, any Group Company, pursuant to the Incentive Scheme or any other share grants, option plans, purchase plans or other employee share incentive programs or arrangements approved in accordance with the provisions of this Agreement;

(ii)	Ordinary Shares issued upon the exercise or conversion of options or convertible securities of the Company outstanding as of the date of this Agreement;

(iii)	Ordinary Shares issued or issuable as a dividend or distribution on the Ordinary Shares or Preferred Shares or pursuant to any event for which adjustment is made pursuant to the Company’s Articles;

(iv)	Ordinary Shares issued or issuable upon conversion of the Preferred Shares;

(v)	Ordinary Shares issued or issuable pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets, other reorganization or a joint venture agreement approved by the Board;

(vi)	Ordinary Shares issued or issuable upon the Qualified IPO; and

(vii)	Ordinary Shares or Preferred Shares issued or issuable in any other transaction in which exemption from the definition of New Shares is consented to in writing by (i) the Holder(s) of not less than 51% of all outstanding Series A Preferred Shares; (ii) Holder(s) of not less than 51% of all outstanding Series B Preferred Shares; and (iii) Holder(s) of not less than 51% of all outstanding Series C Preferred Shares.

13.	SHAREHOLDING

The parties hereto acknowledge that the particulars of the issued share capital of the Company held by its shareholders as of the Date of this Agreement are as set out in of the Exhibit C.

14.	BOARD REPRESENTATION AND BOARD OF DIRECTORS

(a)	The parties hereto shall take all appropriate actions to fix and maintain a Board of Directors of seven (7) members, consisting of

(i)	Sheng Chen;

(ii)	three (3) members (the “Preferred Directors”) to be appointed by the holder(s) of the Preferred Shares as follow:

(1) TOA Capital Corporation and its affiliates shall have the rights to appoint one director, who shall initially be Yoshihisa Ueno, so long as TOA Capital Corporation and its affiliates together hold more than 3% of total issued and outstanding shares in the Company;

(2) Matrix Partners China I, L.P. and its affiliates shall have the rights to appoint one director, who shall initially be David Ying Zhang, so long as Matrix Partners China I, L.P. and its affiliates together hold more than 3% of total issued and outstanding shares in the Company;

(3) Granite Global Ventures III LP and its affiliates shall have the rights to appoint one director, who shall initially be Jenny Lee, so long as Granite Global Ventures III LP and its affiliates together hold more than 3% of total issued and outstanding shares in the Company.

The entity that has the right to appoint directors pursuant to subsections (1), (2) or (3) above shall have the right to remove and replace the Directors they appointed who have been removed or have resigned from time to time.

(b)	Subject to the approval by (i) the Holder(s) of not less than 51% of all outstanding Series A Preferred Shares; (ii) Holder(s) of not less than 51% of all outstanding Series B Preferred Shares; and (iii) Holder(s) of not less than 51% of all outstanding Series C Preferred Shares, the maximum number of Directors may be increased and such existing or future Holder(s) of Ordinary Shares or Preferred Shares may be entitled to nominate such additional Directors and to remove or replace the Directors they so nominate from time to time.

(c)	A representative of Sheng Chen, a representative of Asuka DBJ Partners Co., Ltd. and So-net Entertainment Corporation, a representative of IP Cathay One, L.P., a representative of Trinity Ventures IX, L.P., Trinity IX Side-By-Side Fund, L.P. and Trinity IX Entrepreneurs’ Fund, L.P. and a representative of Meritech Capital Partners III L.P. and Meritech Capital Affiliates III L.P. shall be entitled to attend as an observer with no voting rights to all Board meetings of the Company (each an “Observer”), for so long as the abovementioned individual or entities hold, directly or indirectly any Equity Securities. Any additional Observer shall be subject to approval by the Chairman of the Board. The Company shall provide to each Observer (and shall cause each other Group Company to provide to each Observer), concurrently with the members of the Board, notice of each meeting thereof or of any committee thereof, and a copy of all materials provided to such members. All Observers shall be retired on or prior to the consummation of a Qualified IPO or an initial public offering of the Ordinary Shares other than a Qualified IPO approved by the Board in accordance with the provisions of this Agreement (an “IPO”).

(d)	The Board of Directors shall from time to time appoint a Director to act as the Chairman of the Board of Directors. For so long as the Board of Directors includes Sheng Chen, Sheng Chen shall be appointed as Chairman of the Board of Directors.

(e)	Within twelve (12) months after the consummation of an IPO, the Board of Directors shall, subject to the requirements of all applicable listing rules, consist of (i) two (2) members to be appointed by the Holders of the Ordinary Shares by approval of the Holders of not less than 51% of all outstanding Ordinary Shares (which, for the avoidance of doubt, shall not include any Ordinary Shares issuable upon conversion or exchange of any convertible or exchangeable securities), of which one shall be Sheng Chen and the other shall be the chief executive officer or the president of the Company; (ii) four (4) independent Directors to be recommended by the Founders and approved by the Board of Directors, including a majority of the Preferred Directors; and (iii) one (1) member to be appointed by the Holder holding the largest amount of the then outstanding Ordinary Shares which will have been issued upon conversion from Preferred Shares immediately prior to the IPO, if any.

(f)	The parties hereto shall cause each of the Group Company (other than the Company) to establish a board of directors comprising three members and amend its articles of association accordingly (if it has not already done so) within two months after the signing of this Agreement in such manner as a majority of the Preferred Shareholders may require. The business and affairs of such Group Company shall be managed by such board of directors who may exercise all the powers of such Group Company. The members of such board of directors may meet together for the despatch of business, adjourn, and otherwise regulate their meetings, as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In case of an equality of votes, the chairman of such board of directors shall not have a second or casting vote. A member may at any time summon a committee meeting.

(g)	The parties hereto shall as soon as practicable cause the Company to establish a human resources and compensation committee (the “HR and Compensation Committee”) to set appropriate remuneration levels for employees of the Group, determine the form and payment of any other compensation to employees of the Group, and undertake such other duties as the Board of Directors may from time to time prescribe. The HR and Compensation Committee shall comprise of up to three members including one member to be nominated jointly by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. for so long as they hold not less than 3% of the outstanding Ordinary Shares (including Ordinary Shares issuable upon conversion of Preferred Shares).

15.	PROCEEDINGS OF BOARD OF DIRECTORS

(a)	The Board shall meet no less frequently than once every two months. Notices of any Board of Directors meeting shall be given to the Directors and Observers no less than ten (10) days in advance (the “Notice Period”), and any documents requiring any Board action at the meeting shall be furnished to the Directors and Observers no less than three (3) days in advance. Any Director may convene a Board Meeting whenever he thinks fit. The quorum of a Board of Directors meeting shall be four (4) Directors and shall always include Sheng Chen and the Preferred Directors (if any). If a quorum is not present at such meeting, the meeting shall be adjourned until the same time and place on the same day in seven (7) days’ time. If a quorum is still not present, the quorum of such adjourned meeting shall be any three (3) Directors including at least one Preferred Director (if any). If the quorum of such adjourned meeting is not present, the meeting shall be further adjourned until the same time and place on the same day in seven (7) days’ time. At such further adjourned meeting, any three (3) Directors shall constitute a quorum.

(b)	Any question arising at any Board of Directors meeting shall be decided by a majority of votes. In case of an equality of vote, the Chairman of the Board of Directors shall have a second vote.

16.	INCENTIVE AND BONUS SCHEMES

(a)	The parties hereto acknowledge that the Board of Directors have adopted an employee stock option plan for grant and issuance from time to time of up to 3,658,563 Ordinary Shares to officers, directors, employees and consultants of the Group (the “Incentive Scheme”). The parties agree that the Company shall not adopt any additional employee stock option plan before an IPO unless approved in writing by (i) the Board of Directors, including a majority of the Preferred Directors; (ii) the Holder(s) of not less than 51% of all outstanding Series A Preferred Shares; (iii) Holder(s) of not less than 51% of all outstanding Series B Preferred Shares; and (iv) Holder(s) of not less than 51% of all outstanding Series C Preferred Shares. The HR and Compensation Committee shall be responsible for administering the Incentive Scheme.

17.	VOTING RIGHT

Subject to the Cayman Islands Companies Law (2010 Revision), the Holders shall exercise all voting rights and powers of control available to them in relation to the Group to procure that, save as otherwise expressly provided in this Agreement, the Company shall not, and shall also procure that no Group Company will:

(a)

save as otherwise agreed in the annual budget, without first obtaining the written approval of more than two-thirds ( 2/3) of the Directors of the Company including a majority of the Preferred Directors (and in respect of paragraph (vi) below, including the approval of the Chairman of the Board of Directors of the Company):

(i)	change any part of its business activities;

(ii)	acquire any investment or incur any commitment (otherwise as approved in the annual budget) in excess of US$200,000 (or its equivalent in any other currency or currencies) at any time in respect of any one transaction or in excess of US$1,000,000 (or its equivalent in any other currency or currencies) at any time in related transactions in any financial year;

(iii)	borrow any money or obtain any financial facilities except pursuant to trade facilities obtained from banks or other financial institutions in the ordinary course of business;

(iv)	create, allow to create or issue any debenture constituting a pledge, lien or charge (whether by way of fixed or floating charge, mortgage encumbrance or other security) on all or any of its undertaking, assets or rights except for the purpose of securing borrowings of not more than US$200,000 at any time or an aggregate of US$1,000,000 per year from banks or other financial institutions in the ordinary course of business;

(v)	make any advances or other credits involving more than US$250,000 in a single transaction or more than US$500,000 in the aggregate in any fiscal year to any person, or guarantee, indemnify, act as surety for, or otherwise secure or accept or assume any direct or indirect liability for the liabilities of or obligations of any person except as security for facilities or loans granted to it or in the ordinary course of its business;

(vi)	appointment, dismissal and the terms of such appointment or dismissal of its Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Chief Technology Officer;

(vii)	amend the accounting policies previously adopted or change its financial year;

(viii)	approve, adopt or amend the terms of any bonus (other than as approved in the annual budget) or profit sharing scheme;

(ix)	appoint or change its auditors;

(x)	approve or make adjustments or modifications to terms of transactions involving the interest of any director or shareholder, including but not limited to the making of any loans or advances, whether directly or indirectly, except on arms length terms in the ordinary course of business and in amounts less than US$ 100,000 in the aggregate per year; or the provision of any guarantee, indemnity or security for or in connection with any indebtedness of liabilities of any director or shareholder;

(xi)	amend, alter or modify any term of any financing or lending agreements or arrangements to which it is a party;

(xii)	approved or amend the annual budget; or

(xiii)	approve, adopt or amend the terms of any employee share option or equity incentive scheme.

(b)	without first obtaining the written approval of (i) holders of not less than 51% of all outstanding Series A Preferred Shares; (ii) holders of not less than 51% of all outstanding Series B Preferred Shares; and (iii) holders of not less than 51% of all outstanding Series C Preferred Shares:

(i)	amend or alter its memorandum of association, articles of association, by-laws, regulations or any other constitutional documents in a manner that would adversely affects the rights of a holder of Preferred Shares;

(ii)	create (by new authorization, reclassification, recapitalization or otherwise) or issue any class or series of shares or stock or securities exchangeable for or convertible into shares;

(iii)	consolidate or divide or alter, increase or reduce all or any of its share capital, or grant or issue any options rights or warrants which may require the issue of shares in the future or do any act which has the effect of diluting or reducing the effective shareholding of the Preferred Shareholders in the Company;

(iv)	pay or declare any dividends, or make any other distribution of cash, shares or other assets, on any of its shares;

(v)	capitalize any sum standing to the credit of any of its reserve accounts or profit or loan accounts;

(vi)	authorize a merger or consolidation or sale or spin-off of all or substantially all of its assets;

(vii)	sell, lease, convey, exchange, transfer, grant an exclusive license in any country under, or otherwise dispose of (x) the patents and any other tangible or intangible assets which are requisite for it to carry on its business or (y) all or substantially all of the assets held by it;

(viii)	redeem, repurchase, cancel or otherwise acquire any of its shares or securities; provided, however, that this restriction shall not apply to the redemption, repurchase or other acquisition of (x) securities from employees, officers, directors or consultants upon termination of service or employment, or (y) securities upon the exercise by the Company of a right of first refusal under Clause 3(d) approved by the Board;

(ix)	authorize, adopt, amend or establish, or allocate additional shares or options to, any employee share grant, share purchase, share options, incentive or compensation plan, program or arrangement;

(x)	change in any material respect the nature of its current or contemplated business as carried on as of the date hereof;

(xi)	establish or invest in, or divest or sell of any interest in, any Group Company or affiliated company;

(xii)	approve the listing of its shares on any stock exchange;

(xiii)	approve any recapitalization, restructuring or reorganization or any action that would result in its dissolution, liquidation or winding up, or apply for the appointment of a receiver, manager or judicial manager or like officer;

(xiv)	increase or decrease the maximum number of Directors;

(xv)	enter into any joint venture agreements or the formation of any subsidiary;

(xvi)	acquire any share capital or other securities of any body corporate or the establishment of any branch;

(xvii)	sell, transfer, license, charge, encumber or otherwise dispose of any trademarks, patents or other intellectual property owned by it except in the ordinary course of its business;

(xviii)	dispose or dilute its interest, directly or indirectly in any of its Subsidiaries; or

(xix)	approve any transfer of its shares.

In addition to (but not in derogation of) the foregoing, the Company shall not, and the Founders and the Existing Shareholders shall procure each of the Group Companies not to, without first obtaining the written approval of Holders of not less than 51% of a class of outstanding Preferred Shares, repeal, alter or amend these Articles in a manner which affects the rights, preferences, privileges or powers or restrictions attaching to that class of Preferred Shares or take any other action which affects such rights, preferences, privileges or powers or restrictions, take any action that authorizes, creates or issues any securities of any class in any Group Company having rights superior or on a parity to that class of Preferred Shares, and take any action that reclassifies any securities of any class in any Group Company into shares having rights superior or on a parity to that class of Preferred Shares. For the purpose of this sub-paragraph, all Series A Preferred Shares shall be deemed to belong to one single class, all Series B Preferred Shares shall be deemed to belong to one single class, and all Series C Preferred Shares shall be deemed to belong to one single class.

18.	COVENANTS

(a)	The Company shall deliver to each Preferred Shareholder:

(i)	as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement, balance sheet, statement of shareholder’s equity, and a statement of cash flows, such year-end financial statements to be in reasonable detail, prepared on a consolidated basis and in accordance with generally accepted accounting principles in the United States of America (“GAAP”), and audited by one of the “big four” accounting firms selected by the Company and acceptable to the Board of Directors, including a majority of the Preferred Directors;

(ii)	as soon as practicable, but in any event within thirty (30) days after the end of each month of each fiscal year of the Company, an unaudited monthly consolidated income statement, statement of shareholder’s equity, statement of cash flows and balance sheet as of the end of such fiscal month and prepared in accordance with GAAP;

(iii)	as soon as practicable, but in any event within forty-five (45) days after the end of each quarter of each fiscal year of the Company, an unaudited quarterly consolidated income statement, statement of shareholder’s equity, statement of cash flows and balance sheet as of the end of such fiscal quarter and prepared in accordance with GAAP; and

(iv)	an annual consolidated budget of the Group for the following fiscal year within thirty (30) days prior to the end of each fiscal year.

(b)

The Company shall not, and shall also procure that no Group Company will, make any loans to, or provide guarantees to the benefit of any shareholders or directors of any Group Company. Any loans to an employee shall require the written approval of more than two-third ( 2/3) of the Directors of the Company.

(c)	The Company shall permit the Preferred Shareholders, at the Preferred Shareholders’ expense, to visit and inspect any Group Company’s properties, to examine its books of account and records and to discuss its affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Preferred Shareholders.

(d)	The Company shall give each holder of Preferred Shares not less than 30 days advance notice to enable such holder to exercise or consider to exercise its right to convert its Preferred Shares into Ordinary Shares prior to the consummation of (i) registration of any Equity Securities under the Securities Act; (ii) any merger, consolidation or reorganization involving any Group Company; and (iii) any offer of redemption or repurchase of any Equity Securities.

(e)	Fast Horse Technology Limited (“Fast Horse”) hereby acknowledges and declares that all the Ordinary Shares in the Company held by Fast Horse were issued to Fast Horse by the Company for the sole purpose of Fast Horse holding such shares for the benefit of the employee, consultant and executive share scheme to be approved and implemented by the Company for the benefit of the Founders. The Founders and Fast Horse hereby covenant that Fast Horse will assign or otherwise deal with such shares for the purpose of such scheme according to the instruction of the Company from time to time.

(f)	The Company, the Existing Shareholders and the Founders undertake to the Preferred Shareholders that the Company will (and the Existing Shareholders and the Founders will procure the Company to) cause each of the Group Companies (including the Company itself) to conduct its business in the ordinary course and in a prudent manner consistent with best practices.

(g)	The Company, the Existing Shareholders and the Founders undertake to the Preferred Shareholders that they will cause any person who may in the future directly or indirectly hold any interest in the Group and who is a PRC resident to either (i) comply, as soon as possible, with the registration and any other requirements of the SAFE Circular (as defined in the First Subscription Agreement) as long as the SAFE Circular remains effective; or (ii) deliver to the Company and the Preferred Shareholders a written confirmation in form and substance satisfactory to the majority of the Preferred Shareholders that such person is not subject to the registration requirements of the SAFE Circular.

(h)	The Company, the Existing Shareholders and the Founders shall procure that the Group be restructured and operated in accordance with all applicable law and regulation in order to attain the optimum business, operational, legal, finance and tax model for the Group provided that such restructuring and operation shall be on such terms and conditions as a majority of the outstanding Preferred Shares (voting as a single class on an as converted basis) may approve.

(i)	The Company, the Existing Shareholders and the Founders shall procure that, without the prior written approval by a majority of the outstanding Preferred Shares (voting as a single class on an as converted basis), (i) none of the WOFE Agreements (as defined in the First Subscription Agreement) shall be amended, varied or terminated; and (ii) no Group company shall enter into any new agreement for purposes similar to that of the WOFE Agreements. Without prejudice to the foregoing, the Company, the Existing Shareholders and the Founders shall procure that the WOFE Agreements be restructured in accordance with all applicable law and regulation in order to attain the optimum business, operation, legal, finance and tax model for the Group provided that such restructuring shall be on such terms and conditions as a majority of the outstanding Preferred Shares (voting as a single class on an as converted basis) may approve.

(j)	The Company shall take such actions, including making an election to be treated as a corporation or refraining from making an election to be treated as a partnership, as may be required to ensure that at all times the Company is treated as corporation for United States federal income tax purposes.

(k)	The Company shall make due inquiry with its tax advisors on at least an annual basis regarding whether Preferred Shareholders’ interest in the Company is subject to the reporting requirements of either or both of Sections 6038 and 6038B of the Code (and the Company shall duly inform the Preferred Shareholders of the results of such determination), and in the event that the Company’s tax advisors or the Preferred Shareholders’ tax advisors determine that the Preferred Shareholders’ interest in the Company is subject to any such reporting requirements, the Company agrees, upon a request from such Preferred Shareholder, to provide such information to such Preferred Shareholder as may be necessary to fulfill such Preferred Shareholder’s obligations thereunder.

(l)	The Company shall use its commercially reasonable efforts to minimize its risk of being, or becoming, classified as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code. The Company shall make due inquiry with its tax advisors on at least an annual basis regarding its status as a PFIC, and if the Company is informed by its tax advisors that it has become a PFIC, or that there is a likelihood of the Company being classified as a PFIC for any taxable year, the Company shall promptly notify the Preferred Shareholders of such status or risk, as the case may be. In connection with a “Qualified Electing Fund” election made by a Preferred Shareholder pursuant to Section 1295 of the United States Internal Revenue Code or a “Protective Statement” filed by a Preferred Shareholder pursuant to Treasury Regulation Section 1.1295-3, as amended (or any successor thereto), the Company shall provide annual financial information to the Preferred Shareholder in the form attached hereto as Exhibit E as soon as reasonably practicable following the end of each taxable year of such Preferred Shareholder (but in no event later than 90 days following the end of each such taxable year), and shall provide such Preferred Shareholder with access to such other Company information as may be required for purposes of filing U.S. federal income tax returns in connection with such Qualified Electing Fund election or Protective Statement.

(m)	The Company shall not, without the written consent of a Preferred Shareholder, issue or transfer securities in the Company to such Preferred Shareholder if following such issuance or transfer the Company, in the determination of counsel or accountants for such Preferred Shareholder, would be a controlled foreign corporation (a “CFC”) as defined in Section 957 of the Code with respect to the securities held by such Preferred Shareholder. The Company shall make due inquiry with its tax advisors on at least an annual basis regarding its status as a CFC and regarding whether any portion of the Company’s income is Subpart F income. In the event that Company is determined by the Company’s tax advisors or by counsel or accountants for any Preferred Shareholder to be a CFC with respect to the securities held by such Preferred Shareholder, the Company agrees to use commercially reasonable efforts to avoid generating Subpart F income.

(n)	For purposes of paragraphs (i) through (iii) of this Section 18(n):

(1)	“U.S. Investor” means (A) any Preferred Shareholder that is a United States person and (B) any Preferred Shareholder that is an entity treated as a foreign partnership for U.S. federal income tax purposes, one or more of the owners of which are United States persons; and

(2)	“United States person” means any person described in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”).

(ii)	The Company agrees to make available to any U.S. Investor upon request, the books and records of the Company and its direct and indirect subsidiaries, and to provide information to such U.S. Investor pertinent to the Company’s or any subsidiary’s status or potential status for U.S. federal income tax purposes of such U.S. Investor including all information reasonably available to the Company or any of its subsidiaries to permit such U.S. Investor to (i) accurately prepare all tax returns and comply with any reporting requirements and (ii) make any election, with respect to the Company or any of its direct or indirect subsidiaries, and comply with any reporting or other requirements incident to such election.

(iii)	The Company shall: furnish to each U.S. Investor upon its reasonable request, on a timely basis, and at the Company’s expense, all information reasonably necessary to satisfy the U.S. income tax return filing requirements of such U.S. Investor (or such other person that owns any direct or indirect interest in such U.S. Investor) arising from its investment in the Company.

(o)	The Company shall not, and the Founders shall cause the Company and any other persons or entities directly or indirectly Controlled by them not to, and the Company shall ensure that the Company’s subsidiaries (including any Subsidiary) and their respective officers, directors, and representatives shall not, in violation of any applicable law and regulations, make, directly or indirectly, any payment, loan or gift of any money, or anything of value to, or for the use of, any government official (including an official of a government-owned or controlled entity), any political party or official, or any candidate for political office, or any other person where it knows or has reason to know that such payment, loan or gift would be given directly or indirectly to any government official or political party or official candidate, and they shall not, in violation of any applicable law and regulation, take any action or make any payment (including promises to take action or make payments), in each case for the purpose of inducing any of the foregoing persons to do any act to make any decisions in his or its official capacity (including a decision to fail to perform his or its official function) or use his or its influence with a government or instrumentality in order to affect any act or decision of such government or instrumentality in order to assist the Company or any Preferred Shareholder or their respective subsidiaries in obtaining or retaining any business or to obtain an unfair competitive advantage or which may cause the Company or any Preferred Shareholder or their respective subsidiaries to be in violation of, any applicable laws and regulations. Notwithstanding anything to the contrary in this Section 18(m), any facilitating or expediting payment made to a government official for the purpose of expediting or securing the performance of a routine governmental action by a government official shall not constitute a breach of the covenant made in this Section 18(i).

(p)	The Company shall ensure that each Group Company is in full compliance with United States and international economic and trade sanctions, including those administered by the Office of Foreign Assets Control of the United States Department of the Treasury. Without limiting the generality of the foregoing, the Company shall insure that (i) no officer, director or employee of the Company or any Subsidiary or any Affiliate thereof shall entered into any transaction with, or for the benefit of, any of the individuals or institutions named on lists of sanctioned persons, including the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) list of “Specially Designated Nationals and Blocked Persons” (“SDNs”) and (ii) neither the Company nor its subsidiaries (including the Subsidiaries) shall engage in any business arrangements or transactions with or involving countries subject to economic or trade sanctions imposed by the government of the United States of America, or with or involving SDNs or Cuban nationals, in violation of the regulations maintained by OFAC.

19.	PUBLIC OFFERING, TRADE SALE

(a)	Each of the Company, the Founders and the Existing Shareholders shall use its best endeavors to cause the Qualified IPO or a Trade Sale to occur on or prior to December 31, 2014.

(b)	An IPO or a liquidity event other than a Qualified IPO shall require approval of a majority of the Board, which approval must include approval of a majority of the Preferred Directors.

(c)	The Company shall procure that if the shares of the Company are offered in an underwritten public offering (whether or not the Qualified IPO) outside the United States for the account of any other shareholders of the Company, each of the Preferred Shareholders (the “Relevant Investor”) shall have the right to include a pro-rata number of shares (based on the number of shares then held by such Relevant Investor and all other shareholders selling in such offering) in the offering on terms and conditions no less favourable to such Relevant Investor than to any other selling shareholder.

(d)	All expenses (including underwriting, selling and distribution costs) incurred in connection with the Qualified IPO shall be borne by the Company provided that any selling commission in connection with or arising from the offer for sale by any Holder shall be borne by such Holder.

(e)	In the event of the Qualified IPO, the lock-up period for the Preferred Shares or the Ordinary Shares converted from the Preferred Shares shall be no more than six (6) months after the consummation of the Qualified IPO.

(f)	In the event of an initial public offering of the Company with a post-money valuation of less than US$ 400 million, such initial public offering shall be deemed to be a Qualified IPO at the discretion of the Board, including a majority of the Preferred Directors.

20.	NON-COMPETITION / NON-SOLICITATION

(a)	Non-Competition

Each of the Founders and Existing Shareholders jointly and severally agrees and undertakes that for so long as any Existing Shareholder holds any Equity Securities and for a period of 24 months after it ceases to hold any Equity Securities, it will not, except in holding not more than 5% interest in any public listed company, be engaged in PRC nor establish similar operations in PRC, directly or indirectly, whether on its own or jointly with other parties, in any capacity whatsoever, in any business that might compete with any business of any Group Company without the prior written consent of (i) the Holder(s) of not less than 51% of all outstanding Series A Preferred Shares; (ii) Holder(s) of not less than 51% of all outstanding Series B Preferred Shares; and (iii) Holder(s) of not less than 51% of all outstanding Series C Preferred Shares.

(b)	Non-Solicitation of Employees

Each of the Founders and Existing Shareholders jointly and severally agrees and undertakes that for so long as any Existing Shareholders holds any Equity Securities and for a period of 24 months after it ceases to hold any Equity Securities, it will not solicit, employ, seek to employ or cause any person or entity to employ any employee, manager, officer or director of any Group Company who has been an employee, manager, officer or director of any Group Company at any time during the then preceding twelve (12) months without the prior written consent of (i) the Holder(s) of not less than 51% of all outstanding Series A Preferred Shares; (ii) Holder(s) of not less than 51% of all outstanding Series B Preferred Shares; and (iii) Holder(s) of not less than 51% of all outstanding Series C Preferred Shares.

(c)	Non-Solicitation of Customers

Each of the Founders and Existing Shareholders jointly and severally agrees and undertakes that for so long as any Existing Shareholders holds any Equity Securities and for a period of 24 months after it ceases to hold any Equity Securities, it will not in competition with any Group Company solicit, provide services to, seek to provide services to or cause any person or entity to solicit or provide services to any person who is then or has been at any time during the then preceding twelve (12) months a client or prospective client of any Group Company without the prior written consent of (i) the Holder(s) of not less than 51% of all outstanding Series A Preferred Shares; (ii) Holder(s) of not less than 51% of all outstanding Series B Preferred Shares; and (iii) Holder(s) of not less than 51% of all outstanding Series C Preferred Shares.

21.	MISCELLANEOUS

(a)	Transfer Notice

This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors and assigns provided that the Company, the Founders and the Existing Shareholders shall not assign any of their rights or obligations under this Agreement to any other person without the prior written consent of (i) Holder(s) of not less than 51% of all outstanding Series A Preferred Shares; (ii) Holder(s) of not less than 51% of all outstanding Series B Preferred Shares; and (iii) Holder(s) of not less than 51% of all outstanding Series C Preferred Shares. The rights of the Holders hereunder are only assignable (i) by each of such Holders to any other Holder, (ii) (in the case of a Preferred Shareholder only) to a partner or Affiliate of such Holder or (iii) to an assignee or transferee who acquires the Equity Securities from any Holder pursuant to the terms of this Agreement.

(b)	Additional Preferred Shareholders

In the event that the Company issues additional Series C Preferred Shares to one or more new investors (“Additional Preferred Shareholders”), each of such Additional Preferred Shareholders shall execute a joinder to this Agreement in the form of Exhibit F hereto. Upon delivery of any such joinder to other parties hereof, notice of which is hereby waived by the parties hereto, each such Additional Preferred Shareholder shall be as fully a party hereto as if such Additional Preferred Shareholder were an original signatory hereof.

(c)	Effect of Change in Company’s Capital Structure

Appropriate adjustments shall be made into the number and class of shares referenced in this Agreement in the event of a share dividend, share split, reverse share split, combination, reclassification or like change in the capital structure of the Company.

(d)	Notices

Any notice required or permitted by any provision of this Agreement shall be given in writing and shall be delivered personally or by courier, or by registered or certified mail, postage prepaid, or by confirmed facsimile transmission addressed or sent (i) in the case of a Founder to the Founder’s address or fax number as set forth in the signature pages hereto or such other address or fax number as such Founder may designate in writing from time to time, (ii) in the case of an Existing Shareholders to its address or fax number as set forth in the signature pages hereto or such other address or fax number as such Existing Shareholder may designate in writing from time to time, (iii) in the case of the Company, to its address or fax number as set forth in the signature pages hereto or such other address or fax number as the Company may designate from time to time, (iv) in the case of a Preferred Shareholder to its address or fax number as set forth in the signature pages hereto or such other address or fax number as such Preferred Shareholder may designate in writing from time to time; and, (v) in the case of any permitted transferee of a party to this Agreement or its transferee, to such transferee at its address or fax number as designated in writing by such transferee to the Company from time to time. Notices that are mailed shall be deemed received seven (7) days after deposit in the postal service. Notices sent by courier or overnight delivery shall be deemed received three (3) days after they have been so sent. Notices sent by facsimile transmission shall be deemed received one (1) day after the transmission if a copy is sent by first-class mail on the date of transmission.

(e)	Further Instruments and Actions

The parties agree to execute such further instruments and to take such further action (including the exercise of all voting rights and other powers of control available to them in relation to the Company and other Group Companies) as may reasonably be necessary to carry out the intent of this Agreement. The Founders agree to cooperate affirmatively with the Company, the Preferred Shareholders and the Holders, to the extent reasonably requested by the Company, the Preferred Shareholders or the Holders, to enforce rights and obligations pursuant hereto.

(f)	Term

This Agreement may be terminated with the written consent of all the parties hereto. This Agreement shall automatically terminate upon the earlier of (i) the closing of the Qualified IPO; and (ii) the closing of the Trade Sale.

(g)	Entire Agreement

This Agreement (including the Exhibits hereto) constitutes the full and entire understanding and agreement among the parties hereto with respect to the subjects hereof and thereof, and supersedes all prior agreements and understandings with respect to the subject matter hereof.

(h)	Amendments and Waivers

Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the parties hereto. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the parties hereto and their respective successors and assigns.

(i)	Severability

In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(j)	Lawyer’s Fees

In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of lawyers and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

(k)	Governing Law

This Agreement shall be governed in all respects by and construed according to the laws of Hong Kong.

(l)	Arbitration

Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach termination or invalidity thereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force and as may be amended by the rest of this subsection. The appointing authority shall be Hong Kong International Arbitration Centre. The place of arbitration shall be in Hong Kong at Hong Kong International Arbitration Centre (HKIAC).

There shall be only one arbitrator. The award of the arbitration tribunal shall be final and binding upon the disputing parties, and any party to the dispute may apply to a court of competent jurisdiction for enforcement of such award.

(m)	Counterparts

This Agreement may be executed in two or more counterparts, including facsimile counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

(n)	Delays or Omissions

Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

(o)	Memorandum and Articles of Association

In the event of any conflict or inconsistency between the Articles and this Agreement, the provisions of the Articles shall prevail.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this Shareholders’ Agreement as of the date first above written.

21VIANET GROUP, INC. The offices of Maples Corporate Services Limited, PO Box 309, Ugland House
Grand Cayman, KY1-1104 Cayman Islands

By:	/s/ Sheng Chen
Name:	Sheng Chen
Title:	Chairman and Chief Execution Officer

[AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties have executed this Shareholders’ Agreement as of the date first above written.

SHENG CHEN
c/o B28C, UBP, 10 Jiuxianqiao Road
Chaoyang District, 100016 China
Fax: 86-10-8456-4234

/s/ Sheng Chen

JUN ZHANG
c/o B28C, UBP, 10 Jiuxianqiao Road
Chaoyang District, 100016 China
Fax: 86-10-8456-4234

/s/ Jun Zhang

[AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties have executed this Shareholders’ Agreement as of the date first above written.

Purple Communications Limited
The offices of Maples Corporate Services Limited
P. O. Box 309, Ugland House
Grand Cayman, KY1-1104 Cayman Islands
Fax: 1-408-970-3316

By:	/s/ Sherman Tuan
Name:	Sherman Tuan
Title:	Director

[AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties have executed this Shareholders’ Agreement as of the date first above written.

U-MEDIA Holdings Inc.
P. O. Box 957, Offshore Incorporations Centre, Road Town, Tortola
British Virgin Islands
Fax: 852-2537-6006

By:	/s/ U-MEDIA Holdings Inc.
Name:
Title:

[AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties have executed this Shareholders’ Agreement as of the date first above written.

Smartpay Company Limited
Omar Hodge Building, Wickhams Cay I
P. O. Box 362, Road Town
Tortola, British Virgin Islands
Fax: 852-8107-0606

By:	/s/ Smartpay Company Limited
Name:
Title:

[AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties have executed this Shareholders’ Agreement as of the date first above written.

Fast Horse Technology Limited
P. O. Box 957, Offshore Incorporations Centre, Road Town, Tortola
British Virgin Islands
Fax: 86-10-8456-4234

By:	/s/ Sheng Chen
Name:	Sheng Chen
Title:	Authorized Signatory

[AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties have executed this Shareholders’ Agreement as of the date first above written.

TOA Capital Corporation
as general partner of Japan China Bridge Fund
4F Ogawacho Mesena Building
Kanda Ogawacho 1-7, Chiyoda-ku
Tokyo, 101-0052, Japan

By:	/s/ Ueno Yoshihisa
Name:	Ueno Yoshihisa
Title:	General Partner

[AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties have executed this Shareholders’ Agreement as of the date first above written.

CBC IDC Limited
90 Main Street, P. O. Box 3099, Road Town, Tortola, British Virgin Islands

By:	/s/ Ying Zhang
Name:	Ying Zhang
Title:

[AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties have executed this Shareholders’ Agreement as of the date first above written.

IP Cathay One, L.P.
P.O. Box 933, 2nd Floor, Abbott
Building, Road Town
Tortola, British Virgin Islands

By:	/s/ Richard Chang
Name:	Richard Chang
Title:	Founding Managing Partner

[AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties have executed this Shareholders’ Agreement as of the date first above written.

Asuka DBJ Partners Co., Ltd.
as general partner of Asuka DBJ Investment LPS
11F Ark Mori Building, Akasaka 1-12-32 Minato-ku, Tokyo, 107-6011, Japan

By:	/s/ Toshihiro Toyoshima
Name:	Toshihiro Toyoshima
Title:	CEO

[AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties have executed this Shareholders’ Agreement as of the date first above written.

Riselink Venture Capital Corp.
11F-1, No. 89, Sung-Jen Road, 110, Taipei, Taiwan, Republic of China

By:	/s/ Sharon Liao
Name:	Sharon Liao
Title:	Managing Director

Parawin Venture Capital Corp.
11F-1, No. 89, Sung-Jen Road, 110, Taipei, Taiwan, Republic of China

By:	/s/ Sharon Liao
Name:	Sharon Liao
Title:	Managing Director

Sinolinks Venture Capital Corp.
11F-1, No. 89, Sung-Jen Road, 110, Taipei, Taiwan, Republic of China

By:	/s/ Sharon Liao
Name:	Sharon Liao
Title:	Managing Director

[AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties have executed this Shareholders’ Agreement as of the date first above written.

HUA VII Venture Capital Corporation
17th - 1F, No. 105, Tun-Hwa South Road, Sec. 2, Taipei, Taiwan, Republic of China

By:	/s/ Richard Chen
Name:	Richard Chen
Title:

[AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties have executed this Shareholders’ Agreement as of the date first above written.

Vincera Growth Capital I Limited
17th - 1F, No. 105, Tun-Hwa South Road Sec. 2, Taipei, Taiwan, Republic of China

By:	/s/ Richard Chen
Name:	Richard Chen
Title:

[AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties have executed this Shareholders’ Agreement as of the date first above written.

China Resources Development Company Limited
7/F, Jade Center, 98 Wellington Street Central, Hong Kong

By:	/s/ China Resources Development Company Limited
Name:
Title:

[AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties have executed this Shareholders’ Agreement as of the date first above written.

SO-NET Entertainment Corporation
ThinkPark Tower, 2-1-1 Osaki
Shinagawa-ku, Tokyo, 141-6010, Japan

By:	/s/ Hiroki Totoki
Name:	Hiroki Totoki
Title:	Executive Vice President

[AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties have executed this Shareholders’ Agreement as of the date first above written.

Jessy Assets Limited
Trident Chambers, PO Box 146, Road Town Tortola, British Virgin Islands

By:	/s/ Yvonne Leung
Name:	Yvonne Leung
Title:	Manager

[AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties have executed this Shareholders’ Agreement as of the date first above written.

Granite Global Ventures III L.P.
2494 Sand Hill Road, Suite 100, Menlo Park CA94025, United States of America

By:	Granite Global Ventures III L.L.C.,
its General Partner

By:	/s/ Hany Nada
Name: Hany Nada
Title: Managing Director

GGV III Enterprises Fund L.P.
2494 Sand Hill Road, Suite 100, Menlo Park CA94025, United States of America

By:	Granite Global Ventures III L.L.C.,
its General Partner

By:	/s/ Hany Nada
Name: Hany Nada
Title: Managing Director

[AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties have executed this Shareholders’ Agreement as of the date first above written.

Trinity Ventures IX L.P.
3000 Sand Hill Road, Building 4, Suite 160, Menlo Park, CA 94025
United States of America

By:	Trinity TVL IX, L.L.C.,
its General Partner

By:	/s/ Ajay Chopra
Name: Ajay Chopra
Title: General Partner

Trinity IX Side-By-Side Fund, L.P.
3000 Sand Hill Road, Building 4, Suite 160, Menlo Park, CA 94025
United States of America

By:	Trinity TVL IX, L.L.C.,
its General Partner

By:	/s/ Ajay Chopra
Name: Ajay Chopra
Title: General Partner

Trinity IX Entrepreneurs’ Fund, L.P.
3000 Sand Hill Road, Building 4, Suite 160, Menlo Park, CA 94025
United States of America

By:	Trinity TVL IX, L.L.C.,
its General Partner

By:	/s/ Ajay Chopra
Name: Ajay Chopra
Title: General Partner

[AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties have executed this Shareholders’ Agreement as of the date first above written.

Matrix Partners China I, L.P.
c/o Maples Corporate Services Limited
P.O. Box 309 Ugland House,
Grand Cayman, KY1-1104, Cayman Islands

By:	Matrix China Management I, L.P.
its General Partner

By:	Matrix China I GP GP, Ltd.
its General Partner

By:	/s/ Matrix Partners China I, L.P.
Print Name:
Title:

Matrix Partners China I-A, L.P. c/o Maples Corporate Services Limited
P.O. Box 309 Ugland House,
Grand Cayman, KY1-1104, Cayman Islands

By:	Matrix China Management I, L.P.
its General Partner

By:	Matrix China I GP GP, Ltd.
its General Partner

By:	/s/ Matrix Partners China I-A, L.P.
Print Name:
Title:

[AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties have executed this Shareholders’ Agreement as of the date first above written.

Meritech Capital Partners III L.P.
245 Lytton Ave., Suite 350
Palo Alto, CA 94301
United States of America

By:	Meritech Capital Associates III L.L.C.
its General Partner

By:	Meritech Management Associates III L.L.C.
a managing member

By:	/s/ Paul S. Madera
Name: Paul S. Madera
Title: Managing Director

Meritech Capital Affiliates III L.P.
245 Lytton Ave., Suite 350
Palo Alto, CA 94301
United States of America

By:	Meritech Capital Associates III L.L.C.
its General Partner

By:	Meritech Management Associates III L.L.C.
a managing member

By:	/s/ Paul S. Madera
Name: Paul S. Madera
Title: Managing Director

[AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties have executed this Shareholders’ Agreement as of the date first above written.

WI HARPER INC FUND VI LTD.
10F-2, 76 Tin Hue South Road, Section 2 Taipei, 106 Taiwan

By:	/s/ Peter Liu
Name: Peter Liu
Title: Chairman

[AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties have executed this Shareholders’ Agreement as of the date first above written.

IP CATHAY II, L.P.
c/o 7F., No. 122, Dunhua N. Rd.
Taipei 10595, Taiwan

By:	/s/ Richard Chang
Name: Richard Chang
Title: Founding Managing Partner

[AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties have executed this Shareholders’ Agreement as of the date first above written.

SMC SYNAPSE PARTNERS LIMITED
P.O Box 957
Offshore Incorporation Center
Road Town, Tortola, British Virgin Island

By:	/s/ Ueno Yoshihisa
Name: Ueno Yoshihisa
Title: General Partner

[AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT SIGNATURE PAGE]

EXHIBIT A – LIST OF EXISTING SHAREHOLDERS AND FOUNDERS

Part 1

Existing Shareholders	Equity Securities
Purple Communications Limited	Ordinary Shares
U-Media Holdings, Inc.	Ordinary Shares
Smartpay Company Limited	Ordinary Shares
Fast Horse Technology Limited	Ordinary Shares

Part 2

Founders

Chen Sheng

Zhang Jun

EXHIBIT B – LIST OF PREFERRED SHAREHOLDERS

Part I

Series A Preferred Shareholder	Equity Securities
TOA Capital Corporation	Series A1 Preferred Shares
CBC IDC Limited	Series A1 Preferred Shares
IP Cathay One, L.P.	Series A1 Preferred Shares
Asuka DBJ Partners Co., Ltd. As general partner of Asuka DBJ Investment LPS	Series A1 Preferred Shares
Riselink Venture Capital Corp.	Series A1 Preferred Shares
Parawin Venture Capital Corp.	Series A1 Preferred Shares
Sinolinks Venture Capital Corp.	Series A1 Preferred Shares
Hua VII Venture Capital Corporation	Series A1 Preferred Shares
Vincera Growth Capital I Limited	Series A1 Preferred Shares
China Resources Development Company Limited	Series A1 Preferred Shares
So-net Entertainment Corporation	Series A1 Preferred Shares
Jessy Assets Limited	Series A2 Preferred Shares
Jessy Assets Limited	Series A3 Preferred Shares

Part II

Series B Preferred Shareholder	Equity Securities
TOA Capital Corporation	Series B1 Preferred Shares
IP Cathay One, L.P.	Series B1 Preferred Shares
So-net Entertainment Corporation	Series B1 Preferred Shares
Asuka DBJ Partners Co., Ltd. as general partner of Asuka DBJ Investment LPS	Series B1 Preferred Shares
Granite Global Ventures III L.P.	Series B2 Preferred Shares
GGV III Entrepreneurs Fund L.P.	Series B2 Preferred Shares
Trinity Ventures IX, L.P.	Series B2 Preferred Shares
Trinity IX Side-By-Side Fund, L.P.	Series B2 Preferred Shares
Trinity IX Entrepreneurs’ Fund, L.P.	Series B2 Preferred Shares
WI Harper INC Fund VI Ltd.	Series B2 Preferred Shares
Matrix Partners China I, L.P.	Series B2 Preferred Shares
Meritech Capital Partners III L.P.	Series B2 Preferred Shares
Meritech Capital Affiliates III L.P.	Series B2 Preferred Shares
Matrix Partners China I-A, L.P.	Series B2 Preferred Shares

Part II

Series C Preferred Shareholder	Equity Securities
Granite Global Ventures III L.P.	Series C1 Preferred Shares
GGV III Entrepreneurs Fund L.P.	Series C1 Preferred Shares
Trinity Ventures IX, L.P.	Series C1 Preferred Shares
Trinity IX Side-By-Side Fund, L.P.	Series C1 Preferred Shares
Trinity IX Entrepreneurs’ Fund, L.P.	Series C1 Preferred Shares
Matrix Partners China I, L.P.	Series C1 Preferred Shares
Matrix Partners China I-A, L.P.	Series C1 Preferred Shares
SMC Synapse Partners Limited	Series C1 Preferred Shares
Meritech Capital Partners III L.P.	Series C1 Preferred Shares
Meritech Capital Affiliates III L.P.	Series C1 Preferred Shares
IP Cathay II, L.P.	Series C1 Preferred Shares
CBC IDC Limited	Series C1 Preferred Shares
Smartpay Company Limited	Series C1 Preferred Shares
WI Harper INC Fund VI Ltd.	Series C1 Preferred Shares

EXHIBIT C – SHAREHOLDINGS AS OF THE DATE OF THIS AGREEMENT

Shareholders	Equity Securities	Share Number	% of Ownership post Closing
Ordinary Shares
Purple Communications Limited	Ordinary Shares	1,785,000	6.47%
U-Media Holdings, Inc.	Ordinary Shares	1,706,316	6.19%
Smartpay Company Limited	Ordinary Shares	1,111,316	4.03%
Fast Horse Technology Limited	Ordinary Shares	2,550,000	9.25%
Sunrise	Ordinary Shares	2,482,609	9%
Subtotal	Ordinary Shares	9,635,241	34.94%
Series A Preferred Shares
TOA Capital Corporation	Series A1 Preferred Shares	944,445	3.42%
CBC IDC Limited	Series A1 Preferred Shares	377,778	1.37%
IP Cathay One, L.P.	Series A1 Preferred Shares	566,667	2.05%
Asuka DBJ Partners Co., Ltd. As general partner of Asuka DBJ Investment LPS	Series A1 Preferred Shares	340,001	1.23%
Riselink Venture Capital Corp.	Series A1 Preferred Shares	188,889	0.68%
Parawin Venture Capital Corp.	Series A1 Preferred Shares	94,444	0.34%
Sinolinks Venture Capital Corp.	Series A1 Preferred Shares	56,667	0.21%
Hua VII Venture Capital Corporation	Series A1 Preferred Shares	113,333	0.41%
Vincera Growth Capital I Limited	Series A1 Preferred Shares	75,556	0.27%
China Resources Development Company Limited	Series A1 Preferred Shares	245,556	0.89%
So-net Entertainment Corporation	Series A1 Preferred Shares	37,777	0.14%
Subtotal	Series A1 Preferred Shares	3,041,113	11.03%
Jessy Assets Limited	Series A2 Preferred Shares	594,458	2.16%
Jessy Assets Limited	Series A3 Preferred Shares	505,263	1.83%
Subtotal	Series A2 & A3 Preferred Shares	1,099,721	3.99%
Series B Preferred Shares
TOA Capital Corporation	Series B1 Preferred Shares	505,263	1.83%
IP Cathay One, L.P.	Series B1 Preferred Shares	505,263	1.83%
So-net Entertainment Corporation	Series B1 Preferred Shares	33,684	0.12%
Asuka DBJ Partners Co., Ltd. as general partner of Asuka DBJ Investment LPS	Series B1 Preferred Shares	50,527	0.18%
Subtotal	Series B1 Preferred Shares	1,094,737	3.97%

Granite Global Ventures III L.P.	Series B2 Preferred Shares	1,590,971	5.77%
GGV III Entrepreneurs Fund L.P.	Series B2 Preferred Shares	25,870	0.09%
Trinity Ventures IX, L.P.	Series B2 Preferred Shares	784,895	2.85%
Trinity IX Side-By-Side Fund, L.P.	Series B2 Preferred Shares	10,186	0.04%
Trinity IX Entrepreneurs’ Fund, L.P.	Series B2 Preferred Shares	13,339	0.05%
WI Harper INC Fund VI Ltd.	Series B2 Preferred Shares	471,578	1.71%
Matrix Partners China I, L.P.	Series B2 Preferred Shares	1,468,091	5.32%
Meritech Capital Partners III L.P.	Series B2 Preferred Shares	1,323,249	4.80%
Meritech Capital Affiliates III L.P.	Series B2 Preferred Shares	24,118	0.09%
Matrix Partners China I-A, L.P.	Series B2 Preferred Shares	148,749	0.54%
Subtotal	Series B2 Preferred Shares	5,861,046	21.25%
Series C Preferred Shares
Granite Global Ventures III L.P.	Series C1 Preferred Shares	1,045,760	3.79%
GGV III Entrepreneurs Fund L.P.	Series C1 Preferred Shares	17,004	0.06%
Matrix Partners China I, L.P.	Series C1 Preferred Shares	347,396	1.26%
Matrix Partners China I-A, LP	Series C1 Preferred Shares	35,199	0.13%
SMC Synapse Partners Limited	Series C1 Preferred Shares	350,712	1.27%
Meritech Capital Partners III L.P.	Series C1 Preferred Shares	344,434	1.25%
Meritech Capital Affiliates III LP	Series C1 Preferred Shares	6,278	0.02%
IP Cathay II, L.P.	Series C1 Preferred Shares	265,691	0.96%
CBC IDC Limited	Series C1 Preferred Shares	265,691	0.96%
Trinity Ventures IX, L.P.	Series C1 Preferred Shares	206,814	0.75%
Trinity IX Side by Side Fund, LP	Series C1 Preferred Shares	2,551	0.01%
Trinity IX Entrepreneurs Fund, LP	Series C1 Preferred Shares	3,188	0.01%
Smartpay Company Limited	Series C1 Preferred Shares	212,553	0.77%
WI Harper INC Fund VI Ltd.	Series C1 Preferred Shares	85,022	0.31%
Subtotal	Series C1 Preferred Shares	3,188,293	11.56%

ESOP		3,658,563	13.27%

Total		27,578,714	100%

EXHIBIT D – FORM OF DEED OF ADHERENCE

Date:

By this Deed, we, [                    ] having our registered office at                                                               intending to become a shareholder of 21VIANET GROUP, INC. (the “Company”), a company incorporated under the laws of the Cayman Islands, hereby agree with and undertake to the Company and each of its shareholders who are named in the appendix to this Deed, with effect from the date of [transfer to us of [describe Equity Securities] by —] [issue by the Company to us of [describe Equity Securities]], to observe, comply with and be bound by all of the provisions of the Shareholders’ Agreement relating to the Company dated January 14, 2011 (a copy of which has been delivered to us and which we have initialed and attached hereto for identification) (the “Agreement”) in all respects as if we had been a party to the Agreement and were named therein as a Holder [and Existing Shareholder/Preferred Shareholder] and a party thereto at the date of its execution and on the basis that references therein to a Holder [and Existing Shareholder/Preferred Shareholder] and party thereto include a separate reference to us.

The provisions of Sections 20(c), 20(d), 20(e), 20(f), 20(g), 20(h), 20(i), 20(j) and 20(k) shall apply to this Deed as if they were expressly set out in this Deed.

IN WITNESS WHEREOF this Deed has been executed by us and is intended to be and is hereby delivered on the date appearing at the head hereof.

Executed as a Deed	)
)
by	)
)
in the presence of:	)

Appendix to Deed of Adherence

[List of Shareholders]

EXHIBIT E – PFIC QUESTIONNAIRE

(1)	This questionnaire applies to the taxable year of 21ViaNet Group, Inc. (“Company”) beginning on January 1, [ ], and ending on December 31, [ ].

(2)	PLEASE CHECK HERE IF 75% OR MORE OF THE COMPANY’S GROSS INCOME CONSTITUTES PASSIVE INCOME.

Passive income: For purposes of this test, passive income includes:

•	Dividends, interests, royalties, rents and annuities, excluding, however, rents and royalties which are received from an unrelated party in connection with the active conduct of a trade or business.

•	Net gains from the sale or exchange of property—

•	which gives rise to dividends, interest, rents or annuities (excluding, however, property used in the conduct of a banking, finance or similar business, or in the conduct of an insurance business);

•	which is an interest in a trust, partnership, or REMIC; or

•	which does not give rise to income.

•	Net gains from transactions in commodities.

•	Net foreign currency gains.

•	Any income equivalent to interest.

Look-through rule: if the Company owns, directly or indirectly, 25% of the stock by value of another corporation, the Company must take into account its proportionate share of the income received by such other corporation.

(3)	PLEASE CHECK HERE IF THE AVERAGE FAIR MARKET VALUE DURING THE TAXABLE YEAR OF PASSIVE ASSETS HELD BY THE COMPANY EQUALS 50% OR MORE OF THE AVERAGE FAIR MARKET VALUE OF ALL OF THE COMPANY’S ASSETS.

Note: This test is applied on a gross basis; no liabilities are taken into account.

Passive Assets: For purposes of this test, “passive assets” are those assets which generate (or are reasonably expected to generate) passive income (as defined above). Assets which generate partly passive and partly non-passive income are considered passive assets to the extent of the relative proportion of passive income (compared to non-passive income) generated in a particular taxable year by such assets. Please note the following:

•	A trade or service receivable is non-passive if it results from sales or services provided in the ordinary course of business.

•	Intangible assets that produce identifiable items of income, such as patents or licenses, are characterized in terms of the type of income produced.

•	Goodwill and going concern value must be identified to a specific income producing activity and are characterized in accordance with the nature of that activity.

•	Cash and other assets easily convertible into cash are passive assets, even when used as working capital.

•	Stock and securities (including tax-exempt securities) are passive assets, unless held by a dealer as inventory.

Average value: For purposes of this test, “average fair market value” equals the average quarterly fair market value of the assets for the relevant taxable year.

Look-through rule: if the Company owns, directly or indirectly, 25% of the stock by value of another corporation, the Company must take into account its proportionate share of the passive assets of such other corporation.

(4)	PLEASE CHECK HERE IF (A) MORE THAN 50% OF THE COMPANY’S STOCK (BY VOTING POWER OR BY VALUE) IS OWNED BY FIVE OR FEWER U.S. PERSONS OR ENTITIES AND (B) THE AVERAGE AGGREGATE ADJUSTED TAX BASES (AS DETERMINED UNDER U.S. TAX PRINCIPLES) DURING THE TAXABLE YEAR OF THE PASSIVE ASSETS HELD BY THE COMPANY EQUALS 50% OR MORE OF THE AVERAGE AGGREGATE ADJUSTED TAX BASES OF ALL OF THE COMPANY’S ASSETS.

Average value: For purposes of this test, “average aggregate adjusted tax bases” equals the average quarterly aggregate adjusted tax bases of the assets for the relevant taxable year.

Look-through rule: if the Company owns, directly or indirectly, 25% of the stock by value of another corporation, the Company must take into account its proportionate share of the passive assets of such other corporation

(5)	[PREFERRED SHAREHOLDER] HAS THE FOLLOWING PRO-RATA SHARE OF THE ORDINARY EARNINGS AND NET CAPITAL GAIN OF THE COMPANY AS DETERMINED UNDER U.S. INCOME TAX PRINCIPLES FOR THE TAXABLE YEAR OF THE COMPANY:

Ordinary Earnings:                      (as determined under U.S. income tax principles)

Net Capital Gain:                      (as determined under U.S income tax principles)

Pro Rata Share: For purposes of the foregoing, the shareholder’s pro rata share equals the amount that would have been distributed with respect to the shareholder’s stock if, on each day during the taxable year of the Company, the Company had distributed to each shareholder its pro rata share of that day’s ratable share (determined by allocating to each day of the year, an equal amount of the Company’s aggregate ordinary earnings and aggregate net capital gain for such year) of the Company’s ordinary earnings and net capital gain for such year. Determination of a shareholder’s pro rata share will require reference to the Company’s charter, certificate of incorporation, articles of association or other comparable governing document.

(6)	The amount of cash and fair market value of other property distributed or deemed distributed by Company to [Preferred Shareholder] during the taxable year specified in paragraph 1. is as follows:

Cash:

Fair Market Value of Property:

(7)	Company will permit [Preferred Shareholder] to inspect and copy Company’s permanent books of account, records, and such other documents as may be maintained by Company that are necessary to establish that PFIC ordinary earnings and net capital gain, as provided in Section 1293(e) of the U.S. Internal Revenue Code of 1986, as amended (or any successor provision thereto), are computed in accordance with U.S. income tax principles.

EXHIBIT F – FORM OF JOINDER

The undersigned,                     , a                                         , hereby joins in the execution of that certain Amended and Restated Shareholders’ Agreement dated as of [                    ] (the “Agreement”). By executing this joinder, the undersigned hereby agrees that it is a “Preferred Shareholder” thereunder with the same force and effect as if originally named therein as a Preferred Shareholder. Each reference to a Preferred Shareholder in the Agreement shall be deemed to include the undersigned.

IN WITNESS WHEREOF, the undersigned has executed this joinder as of         ,                     .

[Name of Investor]

By:
Name:
Title: